Exhibit 99.1

For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports Third Quarter Results
Record Loan Originations for Q3 2004 of $682 Million

Woodbury, NY, November 9, 2004 - Delta Financial Corporation (Amex: DFC) today reported its financial results for the three and nine months ended September 30, 2004.

For the three months ended September 30, 2004, the Company reported a net loss of $1.8 million, or $0.09 per diluted share, compared to net income of $41.6 million, or $2.24 per diluted share, for the comparable period last year. As previously reported, third quarter 2003 earnings were favorably impacted by the income tax benefit of $30.5 million, or $1.64 per diluted share, due to the reversal of a valuation allowance during the third quarter of 2003. For the nine months ended September 30, 2004, the Company reported a net loss of $9.6 million, or $0.54 per diluted share, compared to net inc ome of $60.0 million, or $3.21 per diluted share, for the same period one year ago.

Commenting on the quarter’s performance, Hugh Miller, president and chief executive officer said, “The loss, beginning in the first quarter of 2004 and continuing through this quarter, is purely a result of our decision to change our securitization structure from gain-on-sale accounting to portfolio accounting in the first quarter of 2004. We expect to begin reporting profitability no later than the first quarter of 2005. Our business fundamentals remain solid as demonstrated by our 30 percent year-over-year increase in originations in the third quarter, and we are well positioned t o achieve our full-year guidance of more than $2.5 billion of loan originations for 2004.”

Financial Highlights

•	Originated a record $682.0 million of loans in the third quarter of 2004.
•	Total cost to originate as a percentage of loan production decreased year-over-year to 2.7% in the third quarter of 2004 from 3.1% in the third quarter of 2003.
•	In September 2004, completed a fully funded, asset-backed securitization, collateralized by $640 million of mortgage loans, one of the largest to date.
•	Paid a quarterly cash dividend of $0.05 per common share on October 8, 2004 to shareholders of record on September 28, 2004.

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Since the Company began structuring its securitizations as financings, beginning with its March 2004 securitization, certain prior period year-over-year comparisons are not meaningful. As a result, the Company has provided comparisons for the third quarter of 2004 over the second quarter of 2004 for interest income, net interest income, on-balance sheet loan portfolio and loan loss allowance.

For the third quarter of 2004, Delta’s interest income increased to $30.8 million compared to $18.8 million in the second quarter of 2004. The increase in interest income was attributable to the Company’s increase in its on-balance sheet loan portfolio - mortgage loans held for investment and mortgage loans held for sale - to $1.8 billion, a 50 percent increase from $1.2 billion in the second quarter of 2004. Net interest income increased to $18.5 million in the third quarter of 2004, compared to $13.3 million for the second quarter of 2004. The allowance for loan losses increased to $5.8 million at September 30, 2004, up from $2.7 million at June 30, 2004, through a provision for loan losses of $3.1 million.

Loan Originations

Delta originated $682.0 million of mortgage loans in the third quarter of 2004, a 30 percent increase from $524.8 million in the comparable period last year.

Loan Characteristics and Distribution Channels

During the third quarter of 2004, wholesale and retail loan originations represented approximately 58 percent and 42 percent, respectively, of Delta’s total loan production, compared to 60 percent and 40 percent for the same period last year. Wholesale production from Delta’s network of independent brokers for the third quarter of 2004 increased approximately 25 percent over the comparable period in 2003. Delta’s retail loan production for the third quarter of 2004 increased approximately 38 percent over the same period in 2003.

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Secondary Marketing (Securitization and Loan Sales)

During the third quarter of 2004, Delta closed its third securitization structured as a financing under its Renaissance mortgage shelf, collateralized by $640 million of mortgage loans. The Company used a senior-subordinate securitization structure and issued a NIM note (a net interest margin note collateralized by the excess cashflow certificate of the underlying securitization). This securitization was fully funded in the third quarter of 2004. The Company also sold approximately $49.2 million in loans on a whole-loan basis during the third quarter of 2004 at an average net premium of 4.32% which, combined with deferred origination fees on loans sold, accounted for the $2.6 million in net gain on sale of mortgage loans for the quarter ended September 30, 2004. The loans securitized and sold during the third quarter of 2004 totaled $689.2 million, of which 93 percent were securitized and seven percent were sold on a whole-loan basis.

Conference Call and Webcast

The Company will host a conference call for the investment community at 10AM ET today, Tuesday, November 9, 2004. The live conference call can be accessed by dialing (877) 407-9210 (domestic) or (201) 689-8049 (international), and using the passcode: DEL 128. A live listen-only webcast of the conference call will be available on Delta Financial’s website at http://www.deltafinancial.com in the ‘Investor Relations’ section of the websit e. A replay of the conference call and the question/answer session will be available on the Company’s website two hours after the live call is completed, and will be available through November 16, 2004. The telephone replay can be accessed by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international), and using the account number: 1628 and conference ID number: 121961.

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming loans primarily in 26 states. Loans are originated through a network of approximately 1,700 independent brokers and the Company’s retail offices. Since 1991, Delta has completed 41 asset-backed securitizations, collateralized by approximately $11.0 billion in mortgage loans.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, and profitability, and our loan production. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; our ability or inability to continue to acce ss the securitization and whole loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; and other risks identified in our filings with the Securities and Exchange Commission. We hereby disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Interest income	$30,809	$3,253	$56,853	$9,223
Interest expense	12,317	1,373	19,740	3,848
Net interest income	18,492	1,880	37,113	5,375
Provision for loan losses	3,113	--	5,813	--
Net interest income after provision for loan losses	15,379	1,880	31,300	5,375

Non-interest income:
Net gain on sale of mortgage loans	2,630	25,783	11,883	69,878
Other income	393	298	597	897
Total non-interest income	3,023	26,081	12,480	70,775

Non-interest expense:
Payroll and related costs	13,435	10,816	37,589	28,307
General and administrative	7,928	6,005	21,616	18,002
Loss on derivative instruments	7	--	146	--
Total non-interest expense	21,370	16,821	59,351	46,309

(Loss) income before income tax benefit	(2,968)	11,140	(15,571)	29,841
Provision for income tax benefit	(1,149)	(30,455)	(6,007)	(30,152)
Net (loss) income	$(1,819)	$41,595	$(9,564)	$59,993

Other Comprehensive Loss:
Net unrealized holding losses on derivatives arising during the period	(1,653)	--	(1,608)	--
Other comprehensive loss	$(3,472)	$41,595	$(11,172)	$59,993

Per Share Data:
Basic - weighted average number of shares outstanding	19,347,154	16,283,420	17,744,372	16,132,909
Diluted - weighted average number of shares outstanding	19,347,154	18,543,094	17,744,372	18,453,931
Net (loss) income applicable to common shares	$(1,819)	$41,595	$(9,564)	$59,297
Basic earnings per share - net (loss) income	$(0.09)	$2.55	$(0.54)	$3.68
Diluted earnings per share - net (loss) income	$(0.09)	$2.24	$(0.54)	$3.21

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND CONDENSED BALANCE SHEETS
Unaudited
(Dollars in thousands)

	At September 30, 2004	At December 31, 2004

Assets:
Cash and interest-bearing deposits	$5,349	$4,576
Mortgage loans held for sale, net	130,372	190,524
Mortgage loans held for investment, net	1,630,392	--
Excess cashflow certificates, net	16,709	19,853
Deferred tax asset	39,833	31,184
Other asset	63,917	10,854
Total assets	$1,886,572	$256,991

Liabilities:
Warehouse financing	$57,901	$144,826
Financing on mortgage loans held for investment, net	1,712,675	--
Other liabilities	27,650	16,212
Total liabilities	1,798,226	161,038

Stockholders’ Equity(1)(2)	88,346	95,953

Total liabilities and stockholders’ equity	$1,886,572	$256,991

(1)	On June 14, 2004 the Company redeemed all outstanding Series A 10% Preferred Stock at par for approximately $13.9 million.

(2)
On July 26, 2004, Delta closed the public offering of 4,375,000 shares of its common stock, priced at $6.50 per share. Delta sold 3,137,597 shares from authorized but unissued shares, and existing shareholders sold 1,237,403 shares. Delta's net proceeds from the offering, after underwriters' discount and estimated costs and expenses, were approximately $18.7 million.

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